Exhibit 10.6

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 5, 2026 (the “Execution Date”), by and between Boxlight Corporation, a Nevada corporation (the “Company”), and [ ], a Nevada limited liability company (the “Investor”).

RECITALS

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company up to Fifteen Million U.S. Dollars (US$15,000,000.00) of the Company’s Class A Common Stock (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 RECITALS. The parties acknowledge and agree that the recitals set forth above are true and correct and are hereby incorporated in and made a part of this Agreement.

Section 1.2 DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement” shall have the meaning specified in the preamble hereof.

“Available Amount” means, initially, the Maximum Commitment Amount, which amount shall be reduced by the Investment Amount following each successful Closing, each time the Investor purchases Put Shares.

“Average Daily Trading Volume” shall mean the average trading volume of the Class A Common Stock on the applicable Trading Days.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

“Beneficial Ownership Limitation” shall have the meaning specified in Section 7.1(g).

“Claim Notice” shall have the meaning specified in Section 9.3(a).

“Class A Common Stock” means the Class A common stock of the Company, having a par value per share of US$0.0001, and any shares of any other class of Class A common stock of the Company whether now or hereafter authorized, having the right to participate in the distribution of dividends (as and when declared) and assets (upon liquidation of the Company).

“Clearing Costs” shall mean all of the Investor’s broker fees, trading commissions, and Transfer Agent fees.

“Clearing Date” shall be the date on which the Investor receives the Put Shares as DWAC Shares in its brokerage account.

“Closing” shall mean one of the closings of a purchase and sale of Class A Common Stock pursuant to Section 2.3.

“Closing Date” shall mean the date of any Closing hereunder.

“Commitment Period” shall mean the period commencing on the Execution Date, and ending on the earlier of: (i) the date on which the Investor shall have purchased Put Shares pursuant to this Agreement equal to the Maximum Commitment Amount; (ii) the date that is thirty-six (36) months after the Execution Date; or (iii) written notice of termination by the Investor to the Company pursuant to Section 6.1 or Section 10.6.

“Commitment Shares” means Class A Common Stock issued by the Company to the Investor pursuant to Section 6.4 (including, for the avoidance of doubt, any True-Up Commitment Shares).

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Class A Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Class A Common Stock.

“Company” shall have the meaning specified in the preamble to this Agreement.

“Company Termination Notice” shall have the meaning specified in Section 10.6.

“Confidential Information” means any information disclosed by either party to this Agreement, or their Affiliates, agents or representatives, to the other party to this Agreement, either directly or indirectly, in writing, orally or by inspection of tangible objects (including, without limitation, documents, formulae, business information, trade secrets, technology, strategies. prototypes, samples, plant and equipment), which may or may not be designated as “Confidential,” “Proprietary” or some similar designation. Information communicated orally shall be considered Confidential Information. Confidential Information may also include information disclosed by third parties. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no fault, action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party’s obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession; or (vi) is required by law to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

“Current Report” shall have the meaning set forth in Section 6.3.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Damages” shall mean any loss, claim, damage, liability, cost and expense (including, without limitation, reasonable attorneys’ fees and disbursements and costs and expenses of expert witnesses and investigation).

“Dispute Period” shall have the meaning specified in Section 9.3(a).

“Disqualification Event” shall have the meaning specified in Section 4.27.

“DTC” shall mean The Depository Trust Company, or any successor performing substantially the same function for the Company.

“DTC/FAST Program” shall mean the DTC’s Fast Automated Securities Transfer Program.

“DWAC” shall mean Deposit Withdrawal at Custodian as defined by the DTC.

“DWAC Eligible” shall mean that (a) the Class A Common Stock are eligible at DTC for full services pursuant to DTC’s operational arrangements, including, without limitation, transfer through DTC’s DWAC system, (b) the Company has been approved (without revocation) by the DTC’s underwriting department, (c) the Transfer Agent is approved as an agent in the DTC/FAST Program, (d) the Commitment Shares or Put Shares, as applicable, are otherwise eligible for delivery via DWAC, and (e) the Transfer Agent does not have a policy prohibiting or limiting delivery of the Put Shares or Commitment Shares, as applicable, via DWAC.

“DWAC Shares” means Class A Common Stock that are (i) issued in electronic form, (ii) freely tradable and transferable and without restriction on resale and (iii) timely credited by the Company to the Investor’s or its designee’s specified DWAC account with DTC under the DTC/FAST Program, or any similar program hereafter adopted by DTC performing substantially the same function.

“Eligible Market” means the Principal Market or any nationally recognized exchange upon which the Class A Common Stock are listed.

“Environmental Laws” shall have the meaning set forth in Section 4.14.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” shall mean the maximum aggregate number of shares of Class A Common Stock that the Company may issue and sell pursuant to this Agreement (including, without limitation, all Put Shares and all Commitment Shares), when aggregated with any other shares of Class A Common Stock required to be aggregated therewith under the applicable rules of the Principal Market, without breaching the Company’s obligations under the rules and regulations of the Principal Market, which number shall not exceed 19.99% of the total number of shares of Class A Common Stock issued and outstanding immediately prior to the Execution Date (subject to appropriate adjustment for any stock split, stock dividend, stock combination, recapitalization or other similar transaction); provided, however, that the Exchange Cap shall not apply to any issuance from and after the date on which the Company obtains Stockholder Approval, and shall not apply to the extent that the applicable rules of the Principal Market otherwise permit the issuance of shares of Class A Common Stock in excess of such amount without Stockholder Approval.

“Execution Date” shall have the meaning set forth in the preamble to this Agreement.

“Facility” shall mean the equity line of credit facility established pursuant to this Agreement, under which the Company may sell, and the Investor shall purchase, up to the Maximum Commitment Amount of Class A Common Stock.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Indemnified Party” shall have the meaning specified in Section 9.2.

“Indemnifying Party” shall have the meaning specified in Section 9.2.

“Indemnity Notice” shall have the meaning specified in Section 9.3(b).

“Intellectual Property” shall mean all trademarks, trademark applications, trade names, service marks, service mark registrations, service names, patents, patent applications, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights.

“Intraday Purchase Price” shall mean ninety-five percent (95%) of the lowest traded price of the Class A Common Stock on the Principal Market during the Intraday Valuation Period.

“Intraday Put” shall mean the right of the Company to require the Investor to purchase Class A Common Stock at the Intraday Purchase Price, subject to the terms and conditions of this Agreement.

“Intraday Put Notice” shall mean a written notice, substantially in the form of Exhibit B hereto, addressed to the Investor and setting forth the amount of Put Shares which the Company requests the Investor to purchase in an Intraday Put (which shall not exceed the Maximum Intraday Put Amount) pursuant to the terms of this Agreement.

“Intraday Valuation Period” shall mean the period beginning at the time that is ten (10) minutes after the time (rounded up to the nearest full minute) of the email confirmation from the Investor of its acceptance of such Intraday Put Notice (“Intraday Valuation Period Start Time”), and ending at the later to occur of (i) expiration of thirty (30) minutes after the Intraday Valuation Period Start Time and (ii) the time when the aggregate trading volume during one or more Trading Days since the Intraday Valuation Period Start Time equals or exceeds one thousand percent (1,000%) of the number of Put Shares purchased by the Investor pursuant to the relevant Intraday Put Notice, as the case may be, but in no event later than the same time of day as the Intraday Valuation Start Time on the fifteenth (15th) Trading Day after the Intraday Valuation Start Time.

“Intraday Valuation Period Start Time” shall have the meaning specified in the definition of Intraday Valuation Period.

“Investment Amount” shall mean the U.S. dollar value equal to the amount of Put Shares referenced in the Put Notice multiplied by the Purchase Price.

“Investor” shall have the meaning specified in the preamble to this Agreement.

“Issuer Covered Person” shall have the meaning specified in Section 4.27.

“Lien” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or any other restriction.

“Material Adverse Effect” shall mean any effect on the business, operations, properties, or financial condition of the Company and/or the Subsidiaries that is material and adverse to the Company and/or the Subsidiaries and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company and/or the Subsidiaries to enter into and/or perform its obligations under any Transaction Document and which shall be deemed to include any investigation of the Company, its directors or its officers by the SEC.

“Maximum Commitment Amount” shall mean Fifteen Million U.S. Dollars (US$15,000,000.00).

“Maximum Intraday Put Amount” shall mean 4.99% of the number of Class A Common Stock outstanding on the date of delivery of the applicable Intraday Put Notice. The Maximum Intraday Put Amount may be waived by the Investor in its sole discretion.

“Maximum Regular Put Amount” shall mean the lesser of: (i) one hundred percent (100%) of the Average Daily Trading Volume over the five (5) Trading Days preceding the applicable Put Date; (ii) thirty percent (30%) of the daily trading volume on the applicable Put Date; and (iii) the quotient obtained by dividing (x) Five Hundred Thousand U.S. Dollars (US$500,000) by (y) the closing price of the Class A Common Stock on the applicable Put Date (in each case to be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or similar transaction during the applicable period). The Maximum Regular Put Amount may be waived by the Investor in its sole discretion.

“Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Market” shall mean The Nasdaq Capital Market, provided however, that in the event the Class A Common Stock are ever listed or traded on the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, or the New York Stock Exchange, then the “Principal Market” shall mean such other market or exchange on which the Class A Common Stock are then listed or traded to the extent such other market or exchange is the principal trading market or exchange for the Class A Common Stock.

“Purchase Price” shall mean either the Regular Purchase Price or the Intraday Purchase Price, as applicable.

“Put” shall mean either a Regular Put or an Intraday Put.

“Put Date” shall mean any Trading Day during the Commitment Period that a Put Notice is deemed delivered pursuant to Section 2.1(c) or delivered pursuant to Section 2.2(a).

“Put Notice” shall mean either a Regular Put Notice or an Intraday Put Notice.

“Put Shares” shall mean all Class A Common Stock issued, or that the Company shall be entitled to issue, per any applicable Put Notice in accordance with the terms and conditions of this Agreement.

“Registration Rights Agreement” means that agreement in the form attached hereto as Exhibit C.

“Registration Statement” shall have the meaning specified in Section 6.3.

“Regular Purchase Price” shall mean ninety-five percent (95%) of the lowest daily VWAP of the Class A Common Stock on the Principal Market during the Regular Valuation Period.

“Regular Put” shall mean the right of the Company to require the Investor to purchase Class A Common Stock at the Regular Purchase Price, subject to the terms and conditions of this Agreement.

“Regular Put Notice” shall mean a written notice, substantially in the form of Exhibit A hereto, addressed to the Investor and setting forth the amount of Put Shares which the Company intends to require the Investor to purchase in a Regular Put (which shall not exceed the Maximum Regular Put Amount unless otherwise waived by the Investor) pursuant to the terms of this Agreement.

“Regular Put Notice Delivery Window” shall have the meaning specified in Section 2.1(c).

“Regular Valuation Period” shall mean the period of three (3) consecutive Trading Days immediately following the applicable Put Date for a Regular Put.

“Regulation D” shall mean Regulation D promulgated under the Securities Act.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act or any similar provision then in force under the Securities Act.

“Rule 144 Eligible” shall have the meaning specified in Section 6.4(b).

“Rules” shall have the meaning specified in Section 10.2.

“SEC” or “Commission” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall have the meaning specified in Section 4.5.

“Securities” means, collectively, the Put Shares and the Commitment Shares.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of August 5, 2026, by and among the Company and the purchasers party thereto.

“Share Delivery Deadline” shall mean either the Regular Share Delivery Deadline or the Intraday Share Delivery Deadline.

“Short Sales” shall mean all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act or any hedging transaction that establishes a net short position with respect to the Class A Common Stock.

“Standstill Period” shall have the meaning specified in Section 6.13.

“Stockholder Approval” shall mean such approval of the stockholders of the Company as may be required by the applicable rules and regulations of the Principal Market (including, without limitation, Nasdaq Listing Rule 5635(d)) (i) to permit the Company to permit the Investor to acquire shares of Class A Common Stock upon conversion of the Preferred Stock (as defined in the Securities Purchase Agreement) and pursuant to this Agreement in excess of the Exchange Cap, (ii) to increase the number of its authorized Class A Common Stock as and when needed to satisfy its obligations under the Transaction Documents; and (iii) to effect one or more reverse stock splits of its issued and outstanding Class A Common Stock (at a ratio of up to five hundred-to-one (500:1)) as and when determined by the Board of Directors, in each case in accordance with the Company’s articles of incorporation and bylaws and applicable Nevada law.

“Subsidiary” or “Subsidiaries” means any Person the Company wholly-owns or controls, or in which the Company, directly or indirectly, owns a majority of the voting stock or similar voting interest, in each case that would be disclosable pursuant to Item 601(b)(21) of Regulation S-K promulgated under the Securities Act.

“Third Party Claim” shall have the meaning specified in Section 9.3(a).

“Trading Day” means any full trading day (beginning at 9:30 a.m., New York City time, and ending at 4:00 p.m., New York City time) on the Principal Market or, if the Class A Common Stock are then listed on an Eligible Market, on such Eligible Market.

“Transaction Documents” shall mean this Agreement, the Certificate of Designation (as defined in the Securities Purchase Agreement), the Registration Rights Agreement, the Securities Purchase Agreement, the Transfer Agent Instruction Letter, the Lock-Up Agreements (as defined in the Securities Purchase Agreement), the Escrow Agreement (as defined in the Securities Purchase Agreement) and all schedules and exhibits hereto and thereto.

“Transfer Agent” shall mean VStock Transfer, LLC, the current transfer agent of the Company, with a mailing address of 18 Lafayette Place, Woodmere, New York 11598, and any successor transfer agent of the Company.

“Transfer Agent Instruction Letter” means the letter from the Company to the Transfer Agent which instructs the Transfer Agent to issue the Put Shares and the Commitment Shares pursuant to the Transaction Documents, in the form of Exhibit D attached hereto.

“Triggering Event” shall mean the occurrence of any of the following: (a) the failure of the Company to obtain the Stockholder Approval as and when required; (b) the failure of the Company to reserve and keep available the number of shares of Class A Common Stock required to be reserved under the Certificate of Designation or under any other Transaction Document; or (c) any material breach or default by the Company under any Transaction Document (other than this Agreement) that has not been cured within any applicable notice or cure period.

“Valuation Period” shall mean either the Regular Valuation Period or the Intraday Valuation Period, as applicable.

“Variable Rate Transaction” shall have the meaning specified in Section 6.10.

“VWAP” means, for the Class A Common Stock as of any Trading Day, the U.S. dollar volume-weighted average price for the Class A Common Stock on the Principal Market (or, if the Class A Common Stock is then listed on an Eligible Market, on such Eligible Market) during the period beginning at 9:30 a.m., New York City time, or such other time publicly announced by the Principal Market (or by such Eligible Market, as applicable) as the official open (or commencement) of trading on the Principal Market (or on such Eligible Market, as applicable) on such Trading Day, and ending at 4:00 p.m., New York City time, or such other time publicly announced by the Principal Market (or by such Eligible Market, as applicable) as the official close of trading on the Principal Market (or on such Eligible Market, as applicable) on such Trading Day, as reported by Bloomberg, L.P. (or, if not reported on Bloomberg, L.P., another reporting service reasonably agreed to by the parties). All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

ARTICLE II

PURCHASE AND SALE OF CLASS A COMMON STOCK

Section 2.1 REGULAR PUTS.

(a) Subject to the terms and conditions set forth herein (including, without limitation, the provisions of Article VII), the Company shall have the right, but not the obligation, from time to time during the Commitment Period, to direct the Investor to process a Regular Put by its delivery to the Investor of a Regular Put Notice to purchase Put Shares, provided that notwithstanding any other terms of this Agreement, in each instance unless waived by the Investor in its sole discretion (i) the Put Shares are not more than the Maximum Regular Put Amount for any Regular Put; (ii) the aggregate Investment Amount of all Puts (including such Regular Put) shall not exceed the Maximum Commitment Amount; and (iii) all Put Shares resulting from prior submitted Put Notices for all Puts have been delivered.

(b) At any time and from time to time during the Commitment Period, except as provided in this Agreement, the Company may cause a Regular Put by delivering a Regular Put Notice to the Investor via email, subject to satisfaction of the conditions set forth in Section 2.1, Section 7.1 and otherwise provided in this Agreement. The Company shall deliver, or cause to be delivered, the Put Shares as DWAC Shares to the Investor as required pursuant to Section 2.3(a).

(c) A Regular Put Notice shall be deemed delivered on a Trading Day if it is received by e-mail by the Investor if such notice is received on or after 4:00 p.m. New York City time and prior to 6:30 p.m. New York City time on such Trading Day (“Regular Put Notice Delivery Window”). If a Regular Put Notice is not received by the Investor during a Regular Put Notice Delivery Window, the Regular Put Notice will be deemed withdrawn, unless the Investor waives this requirement in writing (including by e-mail).

(d) If the closing price of the Class A Common Stock on the Principal Market (or on such Eligible Market, as applicable) on the Trading Day the Put Notice is received is less than US$1.00 per share, the Regular Put Notice will be deemed withdrawn, unless the Investor waives this requirement in writing (including by e-mail).

(e) The Purchase Price of the Put Shares purchased by the Investor pursuant to each Regular Put Notice shall be the Regular Purchase Price.

Section 2.2 INTRADAY PUTS.

(a) Subject to the terms and conditions set forth herein (including, without limitation, the provisions of Article VII), after delivery of a Regular Put Notice and prior to the end of the associated Regular Valuation Period, the Company may deliver to the Investor one or more Intraday Put Notices. Each Intraday Put Notice shall be subject to the Investor’s written acceptance and the terms, and subject to the conditions that, notwithstanding any other terms of this Agreement, in each instance unless waived by the Investor in its sole discretion: (i) the Intraday Put Shares are not more than the Maximum Intraday Put Amount for any Intraday Put; (ii) the aggregate Investment Amount of all Puts (including such requested Intraday Put) shall not exceed the Maximum Commitment Amount and (iii) all Put Shares resulting from prior submitted Put Notices for all Puts have been delivered.

(b) The Company may cause an Intraday Put by delivering an Intraday Put Notice to the Investor by email to the Investor prior to 4:00 p.m. (New York City time) on the applicable Trading Day, which notice shall state a number of additional Put Shares (“Intraday Put Shares”) that the Company desires to sell to the Investor on that same Trading Day and request the Investor’s acceptance of an Intraday Put to be executed and priced in accordance with this Section 2.2(d), subject to satisfaction of the conditions set forth in Section 2.2, Section 7.1 and otherwise provided in this Agreement. The Company shall deliver, or cause to be delivered, the Put Shares as DWAC Shares to the Investor as required pursuant to Section 2.3(a).

(c) The Investor shall use reasonable best efforts to provide its acceptance or rejection of an Intraday Put Notice by email to the Company within thirty (30) minutes following the Investor’s receipt of such Intraday Put Notice. If the Company does not receive acceptance or rejection from the Investor of an Intraday Put Notice within such 30-minute period, such Intraday Put Notice shall be deemed rejected. For clarity, the Company may issue, and the Investor may accept, multiple Intraday Put Notices during a Trading Day.

(d) The Purchase Price of the Put Shares purchased by the Investor pursuant to each Intraday Put Notice shall be the Intraday Purchase Price.

Section 2.3 CLOSINGS.

(a) TIMING. (i) The Clearing Date of a Regular Put shall occur on the Trading Day following the delivery of the applicable Regular Put Notice in accordance with Section 2.1(c). On the Clearing Date, the Company shall deliver, or cause to be delivered the applicable Put Shares as DWAC Shares to the Investor no later than 9:30 a.m. (New York City Time) (the “Regular Share Delivery Deadline”). The Closing of a Regular Put shall occur two (2) Trading Days following the end of the Regular Valuation Period. In addition, on or prior to any such Closing or on the date of the delivery of the applicable Regular Put Notice, as required pursuant to Section 7.1, each of the Company and the Investor shall deliver to each other all documents, instruments and writings required to be delivered or reasonably requested by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein

(ii) With respect to an Intraday Put accepted by the Investor pursuant to Section 2.2(b), the Company will deliver the relevant Transfer Agent Instruction Letter as promptly as practicable following its receipt of the Investor’s acceptance of the relevant Intraday Put Notice, with a copy to the Investor by email; the Company will use all commercially reasonable efforts to cause the Transfer Agent to deliver email confirmation to the Investor’s broker, with the Investor copied on such email, that the Transfer Agent is processing for issuance such Intraday Put Shares within one (1) hour following its receipt of such acceptance, and the “Intraday Share Delivery Deadline” shall be the time that is two (2) hours after the Investor’s receipt of confirmation from the Transfer Agent that it has received the relevant Transfer Agent Instruction Letter, rounded up to the nearest full minute.

(iii) In addition to any other rights available to the Investor, if the Company fails to cause the Transfer Agent to transmit the Put Shares pursuant to a Put Notice before the applicable Share Delivery Deadline, the Investor may elect to deem such Put Notice rescinded.

(iv) Payment of the Investment Amount minus the Clearing Costs related to any applicable Put Notice shall be made by the Investor by wire transfer of immediately available funds to an account designated by the Company not later than two (2) Trading Days following the end of the applicable Valuation Period, as may be adjusted for any credit of a Cover Price available to the Investor in accordance with Section 2.3(b).

(b) COMPENSATION FOR FAILURE TO TIMELY DELIVER PUT SHARES. In addition to any other rights available to the Investor, if the Company fails to cause the Transfer Agent to transmit the Put Shares pursuant to the applicable Put Notice before the applicable Share Delivery Deadline, and if after such Share Delivery Deadline the Investor purchases (in an open market transaction or otherwise) Class A Common Stock to deliver in satisfaction of a sale by the Investor of such Put Shares that the Investor anticipated receiving from the Company in respect of such applicable Put Notice, then the Company shall, within two (2) Trading Days after the Investor’s request, which such request shall be made within two (2) Trading Days following the Share Delivery Deadline, either (i) pay cash to the Investor in an amount equal to the Investor’s total purchase price (including brokerage commissions, if any) for the Class A Common Stock so purchased (the “Cover Price”), at which point the Company’s obligation to deliver such Put Shares shall terminate, (ii) promptly honor its obligation to deliver to the Investor such Put Shares as DWAC Shares and pay cash to the Investor in an amount equal to the excess (if any) of the Cover Price over the total Investment Amount paid by the Investor in connection with such applicable Put Notice, or (iii) be deemed to have accepted notice that such Cover Price shall be credited as the Investment Amount to be paid in respect of one or more subsequent Put Notices, in the discretion of the Investor. The Investor shall provide the Company with written notice indicating the amounts payable to the Investor in respect of the Cover Price and evidence of the amount of such amounts payable. Nothing herein shall limit the Investor’s right to pursue a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Class A Common Stock in connection with a Put Notice.

(c) RETURN OF SURPLUS. If the value of the Put Shares delivered to the Investor causes the Company to exceed the Maximum Commitment Amount, then the Investor shall return to the Company the surplus amount of Put Shares associated with such Put (to the extent such shares have not yet been sold by the Investor), and the Purchase Price with respect to such Put shall be reduced by any Clearing Costs incurred related to the return of such Put Shares. To the extent any such surplus Put Shares have been sold prior to such return request, the Investor shall remit to the Company the net sale proceeds of such surplus shares, less any Clearing Costs.

(d) RESALES DURING VALUATION PERIOD. The parties acknowledge and agree that during any Regular Valuation Period or Intraday Valuation Period, the Investor may contract for, or otherwise effect, the resale of the subject purchased Put Shares to third parties, and shall be solely responsible for its own compliance with applicable securities laws in connection with such resales.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF INVESTOR

The Investor represents and warrants to the Company that as of the Execution Date, each date a Put Notice is submitted and at each Closing Date:

Section 3.1 INTENT. The Investor is entering into this Agreement and acquiring the Securities for its own account, for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempt from the registration requirements of the Securities Act; provided, however, that by making the representations herein, the Investor does not agree, or make any representation or warranty, to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with, or pursuant to, a registration statement filed pursuant to the Registration Rights Agreement or an applicable exemption under the Securities Act. The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to sell or distribute any of the Securities.

Section 3.2 NO LEGAL ADVICE FROM THE COMPANY. The Investor acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. Except with respect to the representations, warranties and covenants contained in this Agreement, the Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

Section 3.3 ACCREDITED INVESTOR. The Investor is an accredited investor as defined in Rule 501(a) of Regulation D, and the Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities. The Investor acknowledges that an investment in the Securities is speculative and involves a high degree of risk.

Section 3.4 AUTHORITY. The Investor has the requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action and no further consent or authorization of the Investor is required. Each Transaction Document to which it is a party has been duly executed by the Investor, and when delivered by the Investor in accordance with the terms hereof, will constitute the valid and binding obligation of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 3.5 NOT AN AFFILIATE. To the Investor’s knowledge after due inquiry, the Investor is not an officer, director or Affiliate of the Company.

Section 3.6 ORGANIZATION AND STANDING. The Investor is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation with full right, limited liability company power and authority to enter into and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 3.7 ABSENCE OF CONFLICTS. The execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby and compliance with the requirements hereof and thereof, will not (a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Investor, (b) violate any provision of any indenture, instrument or agreement to which the Investor is a party or is subject, or by which the Investor or any of its assets is bound, or conflict with or constitute a material default thereunder, (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by the Investor to any third party, or (d) require the approval of any third-party (that has not been obtained) pursuant to any material contract, instrument, agreement, relationship or legal obligation to which the Investor is subject or to which any of its assets, operations or management may be subject.

Section 3.8 DISCLOSURE; ACCESS TO INFORMATION. The Investor had an opportunity to review copies of the SEC Documents filed on behalf of the Company and has had access to all publicly available information with respect to the Company; provided, however, that the Investor makes no representation or warranty hereunder with respect to any SEC Document and is relying on the representations and warranties of the Company in Article IV with respect to the SEC Documents.

Section 3.9 MANNER OF SALE. At no time was the Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertisement regarding the Securities.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor that, except as set forth in the disclosure schedules hereto that as of the Execution Date, each date a Put Notice is submitted and at each Closing Date:

Section 4.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Company and the Subsidiaries is not in violation or default of any of the provisions of its respective articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

Section 4.2 AUTHORITY. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its board of directors or stockholders is required. Each of this Agreement and the other Transaction Documents has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 4.3 CAPITALIZATION. As of the Execution Date, the authorized capital stock of the Company is expected to be as set forth on Schedule 4.3. Except as set forth in the SEC Documents or on Schedule 4.3, the Company has not issued any capital stock since the date of its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of Class A Common Stock to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth in the SEC Documents or on Schedule 4.3, and except as a result of the purchase and sale of the Securities, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any Class A Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional Class A Common Stock or Common Stock Equivalents. The issuance and sale of the Securities will not obligate the Company to issue Class A Common Stock or other securities to any Person (other than the Investor) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. There are no stockholders’ agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

Section 4.4 LISTING AND MAINTENANCE REQUIREMENTS. The Class A Common Stock are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Class A Common Stock under the Exchange Act, nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company has not, in the twelve (12) months preceding the Execution Date, received notice from the Principal Market to the effect that the Company is not in compliance with the listing or maintenance requirements of such Principal Market. The Company is, and, except as set forth in Schedule 4.4, has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

Section 4.5 SEC DOCUMENTS; DISCLOSURE. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one (1) year preceding the Execution Date (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and other federal laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto or (b) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments). The Company maintains a system of internal accounting controls appropriate for its size. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is not disclosed by the Company in its financial statements or otherwise that would be reasonably likely to have a Material Adverse Effect. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that it believes constitutes or might constitute material, non- public information. The Company understands and confirms that the Investor will rely on the foregoing representation in effecting transactions in securities of the Company.

Section 4.6 VALID ISSUANCES. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be validly issued, fully paid, and non-assessable (which means that no further sums are required to be paid by the holders thereof in connection with the issue thereof), free and clear of all Liens imposed by the Company, other than restrictions on transfer provided for in the Transaction Documents and under the Securities Act.

Section 4.7 NO CONFLICTS. To the knowledge of the Company, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Put Shares and the Commitment Shares, do not and will not: (a) result in a violation of the Company’s or any Subsidiary’s articles of incorporation, bylaws or other organizational or charter documents, (b) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, instrument or any “lock-up” or similar provision of any underwriting or similar agreement to which the Company or any Subsidiary is a party, or (c) result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect), nor is the Company otherwise in violation of, conflict with or in default under any of the foregoing. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or the other Transaction Documents (other than any SEC, FINRA or state securities filings that may be required to be made by the Company in connection with the issuance of the Commitment Shares or subsequent to any Closing or any registration statement that may be filed pursuant hereto); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of Investor herein.

Section 4.8 NO MATERIAL ADVERSE CHANGE. No event has occurred that would have a Material Adverse Effect on the Company or any Subsidiary that has not been disclosed in subsequent SEC filings.

Section 4.9 LITIGATION AND OTHER PROCEEDINGS. To the knowledge of the Company, there are no actions, suits, investigations, inquiries or proceedings pending or threatened against or affecting the Company, any Subsidiary or any of their respective properties, nor has the Company received any written or oral notice of any such action, suit, proceeding, inquiry or investigation, which would have a Material Adverse Effect or would require disclosure under the Securities Act or the Exchange Act. No judgment, order, writ, injunction or decree or award has been issued by or, to the knowledge of the Company, requested of any court, arbitrator or governmental agency which would have a Material Adverse Effect. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company, any Subsidiary, or any current or former director or officer of the Company or any Subsidiary.

Section 4.10 REGISTRATION RIGHTS. Except as set forth in the SEC Documents, no Person (other than the Investor) has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

Section 4.11 INVESTOR’S STATUS. The Company acknowledges and agrees that the Investor is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor’s purchase of the Securities. The Company further represents to the Investor that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives and advisors.

Section 4.12 NO GENERAL SOLICITATION; NO INTEGRATED OFFERING. Neither the Company, any Subsidiary, nor any of their respective Affiliates, nor any Person acting on their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities. Neither the Company, any Subsidiary, nor any of their respective Affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the offer and sale of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise.

Section 4.13 INTELLECTUAL PROPERTY RIGHTS. To the knowledge of the Company, the Company and each Subsidiary own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. None of the Company’s, nor any Subsidiary’s Intellectual Property has expired or terminated, or, by the terms and conditions thereof, could expire or terminate within three years from the date of this Agreement if such expiration or termination could reasonably be expected to have a Material Adverse Effect. The Company does not have any knowledge of any infringement by the Company and/or any Subsidiary of any material Intellectual Property of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company and/or any Subsidiary regarding the infringement of any Intellectual Property, which could reasonably be expected to have a Material Adverse Effect.

Section 4.14 ENVIRONMENTAL LAWS. To the Company’s knowledge, the Company and each Subsidiary (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its respective businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.15 TITLE. Except as disclosed in the SEC Documents, to the knowledge of the Company, the Company and each Subsidiary has good and marketable title in fee simple to all real property owned by it and good and marketable title in all personal property owned by it that is material to the business of the Company and each Subsidiary, in each case free and clear of all Liens and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any Subsidiary and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company or any Subsidiary is held under valid, subsisting and enforceable leases with which the Company is in compliance with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or any Subsidiary.

Section 4.16 INSURANCE. The Company and each Subsidiary is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and each Subsidiary is engaged. Neither the Company, nor any Subsidiary has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company, taken as a whole.

Section 4.17 REGULATORY PERMITS. The Company and each Subsidiary possesses all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its businesses, and neither the Company, nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

Section 4.18 TAX STATUS. The Company and each Subsidiary has made or filed all federal and state income and all other material tax returns (or extensions thereof), reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

Section 4.19 TRANSACTIONS WITH AFFILIATES. Except as set forth in the SEC Documents, none of the officers or directors of the Company or any Subsidiary, and to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of the lesser of (i) US$120,000 or (ii) one percent of the average of the Company’s total assets at year end for the last two completed fiscal years, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company or any Subsidiary and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

Section 4.20 APPLICATION OF TAKEOVER PROTECTIONS. The Company and its board of directors have taken or will take prior to the Execution Date all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the articles of incorporation or bylaws of the Company or the laws of the State of Nevada which is or could become applicable to the Investor as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Investor’s ownership of the Securities.

Section 4.21 FOREIGN CORRUPT PRACTICES. Neither the Company, any Subsidiary, nor to the knowledge of the Company, any agent or other Person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any Person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 4.22 SARBANES-OXLEY. The Company is in compliance with all provisions of the Sarbanes-Oxley Act of 2002, as amended, which are applicable to it.

Section 4.23 CERTAIN FEES. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Investor shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of any Persons for fees of a type contemplated in this Section 4.23 that may be due in connection with the transactions contemplated by the Transaction Documents.

Section 4.24 INVESTMENT COMPANY. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.25 ACCOUNTANTS. The Company’s accountants are set forth in the SEC Documents and, to the knowledge of the Company, such accountants are an independent registered public accounting firm as required by the Securities Act.

Section 4.26 NO MARKET MANIPULATION. Neither the Company, nor any Subsidiary has, and to its knowledge no Person acting on either of their behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

Section 4.27 NO DISQUALIFICATION EVENTS. None of the Company, any Subsidiary, any of their predecessors, any affiliated issuer, any director, executive officer, other officer of the Company or any Subsidiary participating in the offering contemplated hereby, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 4.28 MONEY LAUNDERING. The Company and each Subsidiary is in compliance with, and has not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Section 4.29 ILLEGAL OR UNAUTHORIZED PAYMENTS; POLITICAL CONTRIBUTIONS. Neither the Company, nor any Subsidiary has, nor, to the best of the Company’s knowledge (after reasonable inquiry of its officers and directors), any of the officers, directors, employees, agents or other representatives of the Company, any Subsidiary or any other business entity or enterprise with which the Company is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company.

Section 4.30 SHELL COMPANY STATUS. The Company is not, and has never been, an issuer of the kind described in Rule 144(i)(1) under the Securities Act. The Company is subject to the reporting requirements of Section 13 of the Exchange Act, and has filed all reports and other materials required to be filed by it under the Exchange Act.

Section 4.31 ABSENCE OF SCHEDULES. In the event that on the Execution Date, the Company does not deliver any disclosure schedule contemplated by this Agreement, the Company hereby acknowledges and agrees that (i) each such undelivered disclosure schedule shall be deemed to read as follows: “Nothing to Disclose”, and (ii) the Investor has not otherwise waived delivery of such disclosure schedule.

Section 4.32 NO TRIGGERING EVENT. No Triggering Event has occurred and is continuing.

ARTICLE V

COVENANTS OF INVESTOR

Section 5.1 CERTAIN TRANSACTIONS AND CONFIDENTIALITY. The Investor, covenants that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any Short Sales of any of the Company’s securities during the period commencing with the execution of this Agreement and ending on the date on which the Facility is no longer outstanding (i.e., the Maximum Commitment Amount has been purchased or this Agreement has otherwise been terminated in accordance with its terms). For the purposes hereof, and in accordance with Regulation SHO, the sale after delivery of a Put Notice of such number of shares of Class A Common Stock reasonably expected to be purchased under a Put Notice shall not be deemed a Short Sale. The Investor, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company pursuant to the Current Report (as defined in Section 6.3), such Investor will maintain the confidentiality of the existence and terms of this transaction. Notwithstanding the foregoing and notwithstanding anything contained in this Agreement to the contrary, the Company expressly acknowledges and agrees that (i) the Investor does not make any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Agreement are first publicly disclosed pursuant to the Current Report, (ii) the Investor shall not be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly disclosed pursuant to the Current Report and (iii) the Investor shall not have any duty of confidentiality or duty not to trade in the securities of the Company to the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, agents or Affiliates after the filing of the Current Report

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1 LISTING OF CLASS A COMMON STOCK. The Company shall promptly secure the listing of all of the Put Shares and Commitment Shares to be issued to the Investor hereunder on the Principal Market (subject to official notice of issuance) and shall use its best efforts to maintain, so long as the Class A Common Stock shall be so listed, the listing of all such Put Shares and Commitment Shares from time to time issuable hereunder. The Company shall use best efforts to continue the listing and trading of the Class A Common Stock on the Principal Market (including, without limitation, maintaining sufficient net tangible assets) and will comply in all respects with the Company’s reporting, filing and other obligations under its organizational documents and the rules of the Principal Market. The Company shall not take any action that would reasonably be expected to result in the delisting or suspension of the Class A Common Stock on the Principal Market. The Company shall promptly, and in no event later than the following Trading Day after receiving such notice, provide to the Investor copies of any notices it receives from any Person regarding the continued eligibility of the Class A Common Stock for listing on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.1. The Company shall take all action necessary to ensure that the Class A Common Stock can be transferred electronically as DWAC Shares. If the Company receives a final non-appealable delisting notice from the Principal Market or if the Class A Common Stock fail to be listed on an Eligible Market, then the Investor may terminate its obligations under this Agreement by written notice to the Company and may deem any outstanding Put Notice as withdrawn.

Section 6.2 OTHER EQUITY LINES. So long as this Agreement remains in effect, the Company covenants and agrees that it will not enter into any other equity line of credit agreement with any other party, without the Investor’s prior written consent, which consent may be granted or withheld in the Investor’s sole and absolute discretion.

Section 6.3 FILING OF CURRENT REPORT AND REGISTRATION STATEMENT. The Company agrees that it shall file a Current Report on Form 8-K, including certain Transaction Documents as exhibits thereto, with the SEC within the time required by the Exchange Act, relating to the transactions contemplated by, and describing the material terms and conditions of, such Transaction Documents (the “Current Report”). The Company shall permit the Investor to review and comment upon the pre-filing draft version of the Current Report at least two (2) Trading Days prior to its filing with the SEC and the Company shall give reasonable consideration to all such comments. The Investor shall use its reasonable best efforts to comment upon the pre-filing draft version of the Current Report within one (1) Trading Day from the date the Investor receives it from the Company. The Company shall also file with the SEC a new registration statement on Form S-1 (the “Registration Statement”), the timing and terms of which shall be governed by Section 2 of the Registration Rights Agreement.

Section 6.4 COMMITMENT FEE; ISSUANCE OF COMMITMENT SHARES; FAILURE TO INCLUDE IN REGISTRATION STATEMENT.

(a) In consideration for the Investor’s execution and delivery of, and performance under, this Agreement, the Company shall pay to the Investor a commitment fee equal to US$150,000 (the “Commitment Fee”), which shall be paid in a single installment in the form of Class A Common Stock. All Class A Common Stock issued by the Company to the Investor under this Section 6.4 shall be referred to as “Commitment Shares.” The Commitment Fee shall be fully earned as of the Execution Date, and the Commitment Shares shall be issued and delivered to the Investor on the Closing Date (as defined in the Securities Purchase Agreement). The number of Commitment Shares to be issued to the Investor on the Closing Date shall be equal to the quotient obtained by dividing (a) US$150,000 by (b) the Nasdaq Official Closing Price of the Class A Common Stock on the Execution Date (the “Initial Commitment Share Reference Price”). The Investor may, at its option, elect to receive in lieu of any or all of the Commitment Shares (including True-Up Commitment Shares, as defined below) pre-funded warrants to purchase an equal number of shares of Class A Common Stock exercisable at US$0.0001 per share, permitting cashless (net) exercise and with no termination date, and in form and substance reasonably acceptable to the Investor (the “Pre-Funded Warrants”). (To the extent that the Investor receives Pre-Funded Warrants pursuant to this Section, the term “Commitment Shares” as used in this Agreement and the Registration Rights Agreement shall include the shares issuable upon exercise of such Pre-Funded Warrants.)

(b) Upon the earlier of (i) the Commitment Shares becoming eligible for resale pursuant to Rule 144 under the Securities Act (“Rule 144 Eligible”) or (ii) the effectiveness of the Registration Statement covering the resale of the Commitment Shares, if the True-Up Commitment Share Reference Price is less than the Initial Commitment Share Reference Price (in each case, as appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or similar transaction occurring in the interim), the Company shall immediately issue and deliver to the Investor such number of additional Commitment Shares (the “True-Up Commitment Shares”) as is necessary so that the aggregate number of Commitment Shares issued in respect of the Commitment Fee equals the quotient obtained by dividing US$150,000 by the True-Up Commitment Share Reference Price. For purposes hereof, the “True-Up Commitment Share Reference Price” means the Nasdaq Official Closing Price of the Class A Common Stock on the effectiveness date of the Registration Statement (or, if the initial Commitment Shares become Rule 144 Eligible prior to such effectiveness, on the date on which the initial Commitment Shares become Rule 144 Eligible).

(c) For the avoidance of doubt, the Commitment Fee and the Commitment Shares shall be fully earned as of the Execution Date, and the issuance of the Commitment Shares is not contingent upon any other event or condition, including, without limitation, the effectiveness of the Registration Statement or the Company’s submission of a Put Notice to the Investor, and is irrespective of any termination of this Agreement.

(d) To the extent that the issuance of Commitment Shares to the Investor would exceed the Beneficial Ownership Limitation as set forth in Section 7.1(g), the Investor shall be issued pre-funded warrants to purchase the number of Class A Common Stock by which the Commitment Shares otherwise to be issued would exceed such limitation.

(e) On the Execution Date, the Company shall deliver to the Transfer Agent the Transfer Agent Instruction Letter duly executed by the Company and the Transfer Agent. The Company and the Investor agree (i) that the Investor may issue one or more Notices of Issuance (as defined in the Transfer Agent Instruction Letter) instructing the Transfer Agent to issue to the Investor True-Up Commitment Shares due to the Investor, provided that all Notices of Issuance in the aggregate do not exceed the total number of True-Up Commitment Shares calculated as set forth above, and (ii) that all calculations by the Investor of the number of True-Up Commitment Shares to be issued shall be deemed correct absent manifest error.

(f) The Company shall include in the Registration Statement filed with the SEC all Commitment Shares, provided that, in addition to all other remedies at law or in equity or otherwise under this Agreement, failure to do so (except pursuant to objection by the SEC) will result in liquidated damages of US$100,000.00, being immediately due and payable to the Investor at its election in the form of cash payment and the Investor may terminate its obligations under this Agreement by written notice to the Company.

Section 6.5 DUE DILIGENCE; CONFIDENTIALITY; NON-PUBLIC INFORMATION. The Investor shall have the right, from time to time as the Investor may reasonably deem appropriate, to perform reasonable due diligence on the Company during normal business hours. The Company, each Subsidiary and their respective officers and employees shall provide information and reasonably cooperate with the Investor in connection with any reasonable request by the Investor related to the Investor’s due diligence of the Company. The Company agrees not to disclose any Confidential Information of the Investor to any third party, except for attorneys, accountants, advisors who have a need to know such Confidential Information and are bound by confidentiality, and shall not use any Confidential Information for any purpose other than in connection with, or in furtherance of, the transactions contemplated hereby. The Company acknowledges that the Confidential Information of the Investor shall remain the property of the Investor and agrees that it shall take all reasonable measures to protect the secrecy of any Confidential Information disclosed by the Investor. The Company confirms that neither it nor any other Person acting on its behalf shall provide the Investor or its agents or counsel with any information that constitutes or might constitute material, non-public information, unless a simultaneous public announcement thereof is made by the Company in the manner contemplated by Regulation FD. In the event of a breach of the foregoing covenant by the Company or any Person acting on its behalf (as determined in the reasonable good faith judgment of the Investor), in addition to any other remedy provided herein or in the other Transaction Documents, the Investor, upon the advice of its counsel, shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, non-public information without the prior approval by the Company; provided the Investor shall have first provided notice to the Company that it believes it has received information that constitutes material, non-public information, and the Company shall have had at least twenty-four (24) hours to publicly disclose such material, non-public information prior to any such disclosure by the Investor, and the Company shall have failed to publicly disclose such material, non-public information within such time period. The Investor shall not have any liability to the Company, any Subsidiary, or any of their respective directors, officers, employees, stockholders, Affiliates or agents, for any such disclosure. The Company understands and confirms that the Investor shall be relying on the foregoing covenants in effecting transactions in securities of the Company.

Section 6.6 PURCHASE RECORDS. The Company shall maintain records showing the Available Amount at any given time and the date, Investment Amount and Put Shares for each Put, contained in the applicable Put Notice.

Section 6.7 TAXES. The Company shall pay any and all transfer, stamp or similar taxes that may be payable with respect to the issuance and delivery of any Class A Common Stock to the Investor made under this Agreement.

Section 6.8 USE OF PROCEEDS. The Company will use the net proceeds from the offering of Put Shares hereunder for the purposes described in the Registration Statement.

Section 6.9 OTHER TRANSACTIONS. The Company shall not enter into, announce or recommend to its stockholders any agreement, plan, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability or right of the Company to perform its obligations under the Transaction Documents, including, without limitation, the obligation of the Company to deliver the Put Shares and the Commitment Shares to the Investor in accordance with the terms of the Transaction Documents.

Section 6.10 NO VARIABLE-RATE TRANSACTIONS. Without the prior written consent of the Investor, for so long as the Facility remains outstanding, except for the transactions contemplated under the Transaction Documents, the Company shall not enter into any Variable Rate Transaction or have in force and effect any existing Variable Rate Transaction. For purposes of this Agreement, “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any equity or debt securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional Class A Common Stock or Common Stock Equivalents either (A) at a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Class A Common Stock at any time after the initial issuance of such equity or debt securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such equity or debt security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Class A Common Stock (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), (ii) issues or sells any equity or debt securities, including without limitation, Class A Common Stock or Common Stock Equivalents, either (A) at a price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Class A Common Stock (other than standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), or (B) that are subject to or contain any put, call, redemption, buy-back, price-reset or other similar provision or mechanism (including, without limitation, a “Black-Scholes” put or call right, other than in connection with a “fundamental transaction”) that provides for the issuance of additional equity securities of the Company or the payment of cash by the Company, or (iii) enters into any agreement, including, but not limited to, an “equity line of credit” (other than with the Investor) or other continuous offering or similar offering of Class A Common Stock or Common Stock Equivalents, whereby the Company may sell Class A Common Stock or Common Stock Equivalents at a future determined price.

Section 6.11 INTEGRATION. In any case subject to the terms of the Registration Rights Agreement, from and after the Execution Date, neither the Company, nor any of its Subsidiaries or Affiliates will, and the Company shall use its reasonable efforts to ensure that no Person acting on their behalf will, directly or indirectly, make any offers or sales of any security or solicit any offers to buy any security, under circumstances that would require registration of the offer and sale of any of the Securities under the Securities Act.

Section 6.12 TRANSACTION DOCUMENTS. On the Execution Date, the Company shall deliver to the Investor executed copies of all of the Transaction Documents.

Section 6.13 STANDSTILLS. Unless waived by the Investor, notwithstanding any other provisions set forth in the Transaction Documents, the Company hereby covenants and agrees that it shall not issue any Class A Common Stock or Common Stock Equivalents, or enter into any agreement to do so during the following periods (each a “Standstill Period”): (i) beginning upon the submission of any Regular Put Notice that has been accepted in accordance with the terms hereof and ending upon the later of: (A) the Trading Day following the expiration of the Regular Valuation Period applicable to such Regular Put Notice (a “Regular Put Valuation Period Standstill”), and (B) the close of the Trading Day on which the aggregate trading volume of the Class A Common Stock over the Trading Days since issuance of such Regular Put Notice shall have exceeded Five Hundred percent (500%) of the number of Put Shares sold pursuant to such Regular Put Notice (a “Regular Put Minimum Volume Standstill”), and (ii) beginning upon the submission of any Intraday Put Notice that has been accepted in accordance with the terms hereof and ending at the end of the applicable Intraday Valuation Period (an “Intraday Put Valuation Period Standstill”).

Section 6.14 IRREVOCABLE TRANSFER AGENT INSTRUCTIONS. On or prior to the Execution Date, the Company shall deliver to the Transfer Agent the Transfer Agent Instruction Letter, duly executed by the Company, which shall be irrevocable and shall direct the Transfer Agent to issue and deliver the Put Shares and the Commitment Shares to or for the account of the Investor in accordance with the Transaction Documents. The Company hereby irrevocably authorizes and instructs the Transfer Agent, and shall cause the Transfer Agent, to issue and deliver the Put Shares and the Commitment Shares as DWAC Shares upon its receipt of a Notice of Issuance, without any further act, consent, direction or instruction of, or notice to, the Company. In the event the Company fails to timely deliver the Transfer Agent Instruction Letter, or the Transfer Agent fails to issue and deliver any Put Shares or Commitment Shares when required under the Transaction Documents, the Company hereby irrevocably and unconditionally authorizes the Investor (or its designee) to deliver a Notice of Issuance directly to the Transfer Agent on behalf of the Company, and agrees that the Transfer Agent may rely upon, and the Company shall cause the Transfer Agent to honor, any such Notice of Issuance without any further act, consent, direction or instruction of, or notice to, the Company. The Company acknowledges and agrees that the foregoing instructions and authorizations constitute a material inducement to the Investor entering into this Agreement, that the Investor is relying upon them, that they may not be amended, revoked or withdrawn without the prior written consent of the Investor, and that the Company’s breach of this Section 6.14 would cause irreparable harm to the Investor for which a remedy at law would be inadequate; accordingly, the Investor shall be entitled to seek specific performance of, and injunctive relief to enforce, this Section 6.14, without the necessity of posting a bond or other security, in addition to all other remedies available to it at law or in equity.

Section 6.15 STOCKHOLDER APPROVAL; EXCHANGE CAP. Notwithstanding anything in this Agreement to the contrary, the Company shall not issue, and the Investor shall not be entitled to receive or require the issuance of, any shares of Class A Common Stock under this Agreement (including, without limitation, any Put Shares or Commitment Shares) to the extent that, after giving effect to such issuance, the aggregate number of shares of Class A Common Stock issued pursuant to this Agreement would exceed the Exchange Cap, unless and until the Company obtains Stockholder Approval. The Company shall use its reasonable best efforts to obtain Stockholder Approval as promptly as practicable, and, if and to the extent required by the applicable rules of the Principal Market, shall include a proposal to approve the issuance of shares of Class A Common Stock under this Agreement in excess of the Exchange Cap (together with any other matters constituting Required Stockholder Approvals under the Securities Purchase Agreement) at a meeting of the Company’s stockholders held for such purpose. If such Stockholder Approval is not obtained at such meeting, the Company shall cause a meeting of its stockholders to be held to seek such Stockholder Approval as promptly as practicable thereafter, and, if such Stockholder Approval is not then obtained, shall cause an additional meeting of its stockholders to be held to seek such Stockholder Approval every 20 days thereafter, and shall in each case use its best efforts to obtain such Stockholder Approval, until such Stockholder Approval is obtained.

ARTICLE VII

CONDITIONS TO DELIVERY OF PUT NOTICES AND CONDITIONS TO CLOSING

Section 7.1 CONDITIONS PRECEDENT TO THE OBLIGATION OF INVESTOR TO PURCHASE PUT SHARES. The obligation of the Investor hereunder to purchase Put Shares is subject to the satisfaction of each of the following conditions:

(a) REGISTRATION STATEMENT. The Registration Statement, and any amendment or supplement thereto, shall be and remain effective for the resale by the Investor of the Put Shares and the Commitment Shares and (i) neither the Company nor the Investor shall have received notice that the SEC has issued or intends to issue a stop order with respect to such Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of such Registration Statement, either temporarily or permanently, or intends or has threatened to do so and (ii) no other suspension of the use of, or withdrawal of the effectiveness of, such Registration Statement or related prospectus shall exist. The Company shall have prepared and filed with the SEC a final and complete prospectus (the preliminary form of which shall be included in the Registration Statement) and shall have delivered to the Investor a true and complete copy thereof. Such prospectus shall be current and available for the resale by the Investor of all of the Securities covered thereby.

(b) ACCURACY OF THE COMPANY’S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company shall be true and correct in all material respects as of the Execution Date, each date a Put Notice is submitted, and as of the date of each Closing (except for representations and warranties under the first sentence of Section 4.3, which are specifically made as of the Execution Date and shall be true and correct in all respects as of the Execution Date).

(c) PERFORMANCE BY THE COMPANY. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company.

(d) NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the Transaction Documents, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by the Transaction Documents.

(e) ADVERSE CHANGES. Since the date of filing of the Company’s most recent SEC Document, no event that had or is reasonably likely to have a Material Adverse Effect has occurred.

(f) NO SUSPENSION OF TRADING IN OR DELISTING OF THE CLASS A COMMON STOCK. Trading of the Class A Common Stock shall not have been suspended by the SEC, the Principal Market or FINRA, or otherwise halted for any reason, and the Class A Common Stock shall have been approved for listing or quotation on and shall not have been delisted from the Principal Market. In the event of a suspension, delisting, or halting for any reason, of the trading of the Class A Common Stock, as contemplated by this Section 7.1(f), while a Regular Put Notice is outstanding, the Investor shall have the right to return to the Company any remaining amount of Put Shares associated with such Put, and the Investment Amount with respect to such Put shall be reduced accordingly. In the event of a suspension, delisting, or halting of the trading of the Class A Common Stock for any time period while an Intraday Put Notice is outstanding, the Investor shall have the right to return to the Company any remaining amount of Put Shares associated with such Intraday Put, and the Investment Amount with respect to such Intraday Put shall be reduced accordingly.

(g) BENEFICIAL OWNERSHIP LIMITATION. As of the date of the Closing for such issuance and sale, the number of Put Shares to be purchased by the Investor shall not exceed the number of such shares that, when aggregated with all other Class A Common Stock then beneficially owned or deemed beneficially owned by the Investor and its Affiliates, would result in the Investor and its Affiliates owning more than the Beneficial Ownership Limitation (as defined below), as determined in accordance with Section 13(d) of the Exchange Act and the regulations promulgated thereunder. For purposes of this Section 7.1(g), in the event that the amount of Class A Common Stock outstanding, as determined in accordance with Section 13(d) of the Exchange Act and the regulations promulgated thereunder, is greater on a Closing Date than on the date upon which the Put Notice associated with such Closing Date is given, the amount of Class A Common Stock outstanding on such Closing Date shall govern for purposes of determining whether the Investor, when aggregating all purchases of Class A Common Stock made pursuant to this Agreement, would own more than the Beneficial Ownership Limitation following such Closing Date. The “Beneficial Ownership Limitation” shall be 4.99% of the number of Class A Common Stock outstanding immediately after giving effect to the issuance of Class A Common Stock issuable pursuant to a Put Notice. The Investor, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 7.1(g), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of Class A Common Stock outstanding immediately after giving effect to the issuance of Class A Common Stock issuable pursuant to a Put Notice and the provisions of this Section 7.1(g) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company.

(h) NO KNOWLEDGE. The Company shall have no knowledge of any event more likely than not to have the effect of causing the Registration Statement to be suspended or otherwise ineffective (which event is more likely than not to occur within the fifteen (15) Trading Days following the Trading Day on which such Put Notice is deemed delivered). The Company shall have no knowledge of any untrue statement (or alleged untrue statement) of a material fact or omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in the Registration Statement, any effective registration statement filed pursuant to the Registration Rights Agreement or any post-effective amendment or prospectus which is a part of the foregoing, unless the Company has filed an amendment to the Registration Statement or made a filing pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC.

(i) NO VIOLATION OF STOCKHOLDER APPROVAL REQUIREMENT. The issuance of the Put Shares shall not violate the stockholder approval requirements of the Principal Market, if any.

(j) DWAC ELIGIBLE. The Class A Common Stock must be DWAC Eligible and not subject to a “DTC chill.”

(k) SEC DOCUMENTS. All reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act (other than Current Reports on Form 8-K) shall have been filed with the SEC within the applicable time periods prescribed for such filings under the Exchange Act.

(l) TRANSFER AGENT INSTRUCTION LETTER. The Transfer Agent Instruction Letter shall have been executed and delivered by the Company to the Transfer Agent and acknowledged and agreed to in writing by the Transfer Agent, and the Company shall have no knowledge of any fact or circumstance that would prevent the Transfer Agent from complying with the terms of the Transfer Agent Instruction Letter.

(m) BROKER APPROVAL. The Put Shares shall have been approved by the Investor’s prime broker or designated clearing firm for deposit to its account with the Depository Trust Company system.

(n) NO VIOLATION. No statute, regulation, order, guidance, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, threatened or endorsed by any federal, state, local or foreign court or governmental authority of competent jurisdiction, including, without limitation, the SEC, which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the Transaction Documents.

(o) LEGAL OPINION. The Company shall cause to be delivered to the Investor a written opinion or opinions of counsel reasonably satisfactory to the Investor, in form and substance reasonably satisfactory to the Investor and its counsel, relating to the availability and effectiveness of the Registration Statement, as supplemented by any prospectus supplement or amendment thereto, and regarding the Company’s compliance with the laws of the State of Nevada and the federal securities laws of the United States in the issuance, sale and registration of the Put Shares and Commitment Shares and entrance into the transaction documents.

(p) NO NON-PUBLIC INFORMATION. Neither the Investor nor any of its agents or counsel shall be in possession of any information that constitutes or might constitute material, non-public information with respect to the Company.

(q) COMMITMENT SHARES ISSUED AS DWAC SHARES. Following the effectiveness of the Registration Statement any Class A Common Stock issuable to the Investor pursuant to Section 6.4 shall have been credited by the Transfer Agent to the Investor’s or its designee’s account at DTC as DWAC Shares.

(r) NO TRIGGERING EVENT. No Triggering Event shall have occurred and be continuing.

ARTICLE VIII

LEGENDS

Section 8.1 NO RESTRICTIVE STOCK LEGEND. No restrictive stock legend shall be placed on the share certificates representing the Put Shares.

Section 8.2 INVESTOR’S COMPLIANCE. Nothing in this Article VIII shall affect in any way the Investor’s obligations hereunder to comply with all applicable securities laws upon the sale of the Class A Common Stock.

ARTICLE IX

NOTICES; INDEMNIFICATION

Section 9.1 NOTICES. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be delivered via email (including Put Notices, which shall be delivered in accordance with Sections 2.1 and 2.2), and, unless otherwise specified herein, a supplemental notice may also be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by a nationally recognized overnight delivery service with charges prepaid, or (d) transmitted by hand delivery, telegram, or e-mail as a PDF, addressed as set forth below or to such other address as such party shall have specified most recently by written notice given in accordance herewith. Any notice or other communication required or permitted to be given hereunder shall be deemed effective upon delivery by e-mail at the e-mail address(es) designated below (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) on the same day as delivered (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received).

The addresses for such communications shall be:

If to the Company:

Boxlight Corporation

2750 Premiere Parkway, Suite 900

Duluth, Georgia 30097

Attention: Ryan Zeek, Chief Financial Officer

E-mail: ryan.zeek@boxlight.com

With a copy (which shall not constitute notice) to:

Lucosky Brookman LLP

111 Broadway, Suite 807

New York, New York 10006

Attention: Edward Welch

Email: ewelch@lucbro.com

If to the Investor:

[   ]

[   ]

Attention: [   ]

E-mail: [   ]

With a copy (which shall not constitute notice) to:

Either party hereto may from time to time change

its address or e-mail for notices under this Section

9.1 by giving at least ten (10) days’ prior written

notice of such changed address to the other party

hereto.

Section 9.2 INDEMNIFICATION. The Company (an “Indemnifying Party”) agrees to indemnify and hold harmless the Investor along with its Affiliates and their respective officers, directors, employees, and authorized agents and representatives, and each Person or entity, if any, who controls such party within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or the rules and regulations thereunder (an “Indemnified Party”) from and against any and all Damages, joint or several, and any and all actions in respect thereof to which the Indemnified Party becomes subject to, resulting from, arising out of or relating to (i) any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the Indemnifying Party contained in this Agreement, (ii) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any registration statement pursuant to the Registration Rights Agreement or any post-effective amendment thereof or supplement thereto, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in the light of the circumstances under which the statements therein were made, not misleading, or (iv) any material violation or alleged material violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation under the Securities Act, the Exchange Act or any state securities law, as such Damages are incurred, except to the extent such Damages result solely from the Indemnified Party’s gross negligence, fraud, or willful misconduct in performing its obligations under this Agreement (in each case as determined by a final non-appealable judgment of a court having jurisdiction over such matter); provided, however, that the foregoing indemnity agreement shall not apply to any Damages of an Indemnified Party to the extent, but only to the extent, (a) arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made by an Indemnifying Party in reliance upon and in conformity with written information furnished to the Indemnifying Party by the Indemnified Party expressly for use in the Registration Statement, or any post-effective amendment thereof or supplement thereto, or (b) resulting from the fraud or willful misconduct of the Indemnified Party (as determined by a final non-appealable judgment of court having jurisdiction over such matter).

In addition to and without limiting the foregoing, the indemnity provided in this Section 9.2 is intended to, and shall also, cover any action or proceeding instituted against any Indemnified Party in any capacity (including such Indemnified Party’s status as an investor in, or holder of securities of, the Company), or against any of their respective Affiliates, by the Company or by any stockholder of the Company who is not an Affiliate of such Indemnified Party, arising out of or relating to any of the transactions contemplated by the Transaction Documents, and for the avoidance of doubt shall also cover direct claims brought by the Company against any Indemnified Party; provided that such indemnity shall not cover any Damages to the extent finally judicially determined by a court of competent jurisdiction to have resulted from such Indemnified Party’s material breach of the Transaction Documents or from such Indemnified Party’s fraud, gross negligence or willful misconduct. The Company shall reimburse each Indemnified Party promptly, and in any event within five (5) business days following written demand, for all Damages (including reasonable attorneys’ fees and other costs and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or settling any such action, claim or proceeding, whether or not pending or threatened and whether or not such Indemnified Party is a party thereto; provided that if any Indemnified Party is finally judicially determined not to be entitled to indemnification hereunder, such Indemnified Party shall promptly reimburse the Company for any amounts so advanced. If any Indemnified Party takes any action to enforce the provisions of, or to collect any amounts due under, any Transaction Document, the Company shall pay the reasonable and actual costs and expenses (including attorneys’ fees and disbursements) incurred by such Indemnified Party in connection therewith. The indemnification and payment obligations of the Company under this Section 9.2 shall be in addition to any other liability the Company may otherwise have to any Indemnified Party, shall not be limited by any other provision of the Transaction Documents, and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party and regardless of any termination of this Agreement.

Section 9.3 METHOD OF ASSERTING INDEMNIFICATION CLAIMS. All claims for indemnification by any Indemnified Party under Section 9.2 shall be asserted and resolved as follows:

(a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 9.2 is asserted against or sought to be collected from such Indemnified Party by a Person other than a party hereto or an Affiliate thereof (a “Third Party Claim”), the Indemnified Party shall deliver a written notification, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim for indemnification that is being asserted under any provision of Section 9.2 against an Indemnifying Party, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim (a “Claim Notice”) with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party’s ability to defend has been prejudiced by such failure of the Indemnified Party. The Indemnifying Party shall notify the Indemnified Party as soon as practicable within the period ending fifteen (15) calendar days following receipt by the Indemnifying Party of either a Claim Notice or an Indemnity Notice (as defined below) (the “Dispute Period”) whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party under Section 9.2 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 9.3(a), then the Indemnifying Party shall have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that (A) provides for any relief other than the payment of monetary damages, (B) provides for the payment of monetary damages as to which the Indemnified Party shall not be indemnified in full pursuant to Section 9.2, or (C) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such Third Party Claim). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this Section 9.3(b), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided, further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.3(b), and except as provided in the preceding sentence, the Indemnified Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if (i) the Indemnifying Party fails to diligently prosecute such defense, (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim, or (iii) the Indemnified Party reasonably determines that the conduct of the defense by the Indemnifying Party could be materially prejudicial to the interests of the Indemnified Party, in each case without waiving any right to indemnity under Section 9.2 with respect to such Third Party Claim.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to this Section 9.3(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this Section 9.3(c), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability or the amount of its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in Section 9.3(d) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 9.3(c) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability or the amount of its liability to the Indemnified Party with respect to the Third Party Claim under Section 9.2 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party with respect to such Third Party Claim, the amount of Damages specified in the Claim Notice shall be conclusively deemed a liability of the Indemnifying Party under Section 9.2 and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such Third Party Claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute; provided, however, that if the dispute is not resolved within thirty (30) days after the Claim Notice, the Indemnifying Party shall be entitled to institute such legal action as it deems appropriate.

(b) In the event any Indemnified Party should have a claim under Section 9.2 against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a written notification of a claim for indemnity under Section 9.2 specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim (an “Indemnity Notice”) with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that the Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the amount of the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim or the amount of the claim described in such Indemnity Notice, the amount of Damages specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.2 and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute; provided, however, that if the dispute is not resolved within thirty (30) days after the Indemnity Notice, either party shall be entitled to institute such legal action as it deems appropriate.

(c) The Indemnifying Party agrees to advance and pay the Indemnified Party, as promptly as possible but in any event within five (5) days as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such claim, regardless of whether the Indemnifying Party has disputed its liability hereunder; provided, however, that in the event it is finally determined by a court of competent jurisdiction that the Indemnifying Party has no liability with respect to such Claim, the Indemnified Party shall promptly reimburse the Indemnifying Party for all amounts so advanced.

(d) The indemnity provisions contained herein shall be in addition to (i) any cause of action or similar rights of the Indemnified Party against the Indemnifying Party or others, and (ii) any liabilities the Indemnifying Party may be subject to.

ARTICLE X

MISCELLANEOUS

Section 10.1 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada without regard to the principles of conflicts of law (whether of the State of Nevada or any other jurisdiction).

Section 10.2 ARBITRATION. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be commenced exclusively by arbitration be administered by Mediation and Civil Arbitration, Inc. d/b/a RapidRuling (www.rapidruling.com) in accordance with its Commercial Arbitration Rules effective at the time a claim is made (the “Rules”), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Arbitrators shall be appointed by RapidRuling. The place of arbitration shall be New York, New York, and any hearing shall be held via video or telephone conference. The parties hereto agree that no objection shall be taken to the decision, order or award of the tribunal following any such hearing on the basis that the hearing was held by video or telephone conference. The parties hereto consent to electronic service of process, with service to be made to the following email addresses the Company: ryan.zeek@boxlight.com, with a copy to jlucosky@lucbro.com, and Investor: [ ]. All such service of process may come from the opposing party’s email listed here, efile@rapidruling.com. The parties hereto shall list all said email addresses as “safe senders” (or other whitelist) and are responsible to check their “SPAM” and “junk” type incoming messages on a daily basis. In any such arbitration award, the arbitrator shall require the breaching party (if any), as finally determined by the arbitrator, to pay the non-breaching Party’s costs and expenses (including such nonbreaching party’s reasonable attorneys’ fees, arbitration costs, court costs, and other expenses) associated with enforcing the Agreement and collecting any judgment related thereto. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

Section 10.3 JURY TRIAL WAIVER. THE COMPANY AND THE INVESTOR HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THE TRANSACTION DOCUMENTS.

Section 10.4 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Company and the Investor and their respective successors. Neither this Agreement nor any rights of the Investor or the Company hereunder may be assigned by either party to any other Person; provided, however, that the Investor may assign this Agreement or any of its rights hereunder to any Affiliate of the Investor without the prior written consent of the Company, so long as such assignee agrees in writing to be bound by the terms and conditions of this Agreement.

Section 10.5 NO THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the Company and the Investor and their respective successors, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as set forth in Article IX.

Section 10.6 TERMINATION. This Agreement shall automatically terminate on the earlier of (i) the end of the Commitment Period; or (ii) the date that the Company sells and the Investor purchases the Maximum Commitment Amount. In addition, the Company may terminate this Agreement upon written notice to the Investor; provided, that the Company may not terminate this Agreement pursuant to this sentence unless and until (i) no shares of Preferred Stock remain issued and outstanding and (ii) all Commitment Shares required to be issued hereunder, including all True-Up Commitment Shares, have been issued and delivered to the Investor (or, to the extent the Investor has elected to receive Pre-Funded Warrants in lieu thereof, such Pre-Funded Warrants have been issued and delivered to the Investor). Furthermore, the Investor may terminate this Agreement upon written notice to the Company if, pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors. If the Company receives a final, non-appealable delisting notice from the Principal Market or if the Class A Common Stock fails to be listed on an Eligible Market, then the Investor may terminate its obligations under this Agreement by written notice to the Company and may deem any outstanding Put Notice as withdrawn. Notwithstanding the foregoing, in the event of termination of this Agreement, the provisions of Articles III, IV, IX and the agreements and covenants of the Company and the Investor set forth in this Article X shall survive the termination of this Agreement for the maximum length of time allowed under applicable law.

Section 10.7 ENTIRE AGREEMENT. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the Company and the Investor with respect to the matters covered herein and therein and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

Section 10.8 FEES AND EXPENSES. Except as expressly set forth in the Transaction Documents or any other writing to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. For the avoidance of doubt, the Company shall pay all Transfer Agent fees, Clearing Costs, stamp taxes and other taxes and duties levied in connection with any Securities.

Section 10.9 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. This Agreement may be delivered to the other parties hereto by e-mail of a copy of this Agreement bearing the signature of the parties so delivering this Agreement.

Section 10.10 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

Section 10.11 FURTHER ASSURANCES. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 10.12 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 10.13 EQUITABLE RELIEF. Each party acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the other by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, each party acknowledges that the remedy at law for a breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by the such party of the provisions of this Agreement, that the other party shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of showing economic loss and without any bond or other security being required.

Section 10.14 TITLE AND SUBTITLES. The titles and subtitles used in this Agreement are used for the convenience of reference and are not to be considered in construing or interpreting this Agreement.

Section 10.15 AMENDMENTS; WAIVERS. No provision of this Agreement may be amended or waived by the parties from and after the date that is one (1) Trading Day immediately preceding the initial filing of the Registration Statement with the SEC. Subject to the immediately preceding sentence, (i) no provision of this Agreement may be amended other than by a written instrument signed by both parties hereto and (ii) no provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege

Section 10.16 PUBLICITY. The Company and the Investor shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and no party shall issue any such press release or otherwise make any such public statement, other than as required by law, without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other party with prior notice of such public statement. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Investor without the prior written consent of the Investor, except to the extent required by law. The Investor acknowledges that this Agreement and all or part of the Transaction Documents may be deemed to be “material contracts,” as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may therefore be required to file such documents as exhibits to reports or registration statements filed under the Securities Act or the Exchange Act. The Investor further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel.

** Signature Page Follows **

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the Execution Date.

BOXLIGHT CORPORATION

By:
Name:	[●]
Title:	[●]

[ ]

By:
Name:	[●]
Title:	[●]

** Signature Page to Equity Purchase Agreement **

EXHIBIT A

FORM OF REGULAR PUT NOTICE

TO: [    ]

DATE:_________________	REGULAR PUT NOTICE NUMBER:_____________

We refer to the Equity Purchase Agreement, dated August 5, 2026 (the “Agreement”), entered into by and between Boxlight Corporation and you. Capitalized terms defined in the Agreement shall, unless otherwise defined herein, have the same meaning when used herein.

We hereby:

1)	Notify you that the Maximum Regular Put Amount as of the delivery of this Regular Put Notice is _________.

2)	Give you notice that:

[___] we require you to purchase Put Shares in an amount equal to _________ , which is not in excess of the Maximum Regular Put Amount; OR

[__] we request that you purchase an amount of Put Shares equal to _________ (the “Excess Purchase Amount”) which is in excess of the Maximum Regular Put Amount

If we have requested that you purchase in excess of the Maximum Regular Put Amount, prior to the opening of trading on the Trading Day immediately following the delivery of this Put Notice please confirm if you will purchase the Maximum Regular Put Amount, the Excess Purchase Amount or some amount of Put Shares between the Maximum Regular Put Amount and the Excess Purchase Amount and what amount. Failure to so confirm will be deemed confirmation that you elect to purchase the Maximum Regular Put Amount.

3)	Certify that, as of the date hereof, the conditions set forth in Section 7.1 of the Agreement are satisfied. The representations and warranties of the Company contained in the Agreement are true and correct in all material respects as of the date hereof as though made on and as of such date (except for representations and warranties that speak as of a specific date, which were true and correct in all material respects as of such date.

4)	We will deliver an executed Transfer Agent Instruction Letter to the Transfer Agent promptly upon our receipt of your confirmation of the validity of this Regular Put Notice, and we hereby confirm that the Company has no knowledge of any fact or circumstance that would prevent the Transfer Agent from complying with such Transfer Agent Instruction Letter, once delivered.

BOXLIGHT CORPORATION

By:
Name:
Title:

EXHIBIT B

FORM OF INTRADAY PUT NOTICE

TO: [   ]

DATE: _________ (the “Trading Day”)	INTRADAY PUT NOTICE NUMBER:_______

We refer to the Equity Purchase Agreement, dated August 5, 2026 (the “Agreement”), entered into by and between Boxlight Corporation and you. Capitalized terms defined in the Agreement shall, unless otherwise defined herein, have the same meaning when used herein.

We hereby:

1)	Notify you that the Maximum Intraday Put Amount as of the delivery of this Intraday Put Notice is _________.

2)	Request that you accept this Intraday Put Notice pursuant to the terms of Section 2.2(a) of the Agreement; specifically, we request that, prior to the close of this Trading Day, you purchase Intraday Put Shares in an amount equal to _________, to be issued and priced in accordance with the provisions of Section 2.2 of the Agreement.

3)	Certify that this is the ___ Intraday Put Notice submitted to you on this Trading Day, and with respect to all Put Notices, including all Intraday Put Notices, previously submitted by us and accepted by you on this Trading Day, valid instructions have been submitted to the TA for all prior notices.

4)	Certify that, as of the date hereof, the conditions set forth in Section 7.1 of the Agreement are satisfied. We further certify that the representations and warranties of the Company contained in the Agreement are true and correct in all material respects as of the date hereof as though made on and as of such date (except for representations and warranties that speak as of a specific date, which were true and correct in all material respects as of such date.

5)	We will deliver an executed Transfer Agent Instruction Letter to the Transfer Agent promptly upon our receipt of your confirmation of the validity of this Intraday Put Notice, and we hereby confirm that the Company has no knowledge of any fact or circumstance that would prevent the Transfer Agent from complying with such Transfer Agent Instruction Letter, once delivered.

If we do not receive your acceptance of this Intraday Put Notice within 30 minutes of your receipt hereof, this Intraday Put Notice shall be deemed rejected and of no further force or effect.

BOXLIGHT CORPORATION

By:
Name:
Title:

ACCEPTED:

[    ]

By:
Name:
Title:

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT D

FORM OF TRANSFER AGENT
INSTRUCTION LETTER